Exhibit 99.1

Venu Holding Corporation Reports Its

Annual 2025 and Fourth Quarter Results

Total assets increased to $370.5 million, up 108% or $192.1 million, from year-end 2024

Q4 & ANNUAL RESULTS 2025

03.31.2026

FAN FOUNDED. FAN OWNED. ARTIST INSPIRED.

COLORADO SPRINGS, CO – March 31, 2026 - (BUSINESS WIRE) – Venu Holding Corporation (“VENU” or the “Company”) (NYSE American: VENU), the visionary owner, operator, and developer of premium live entertainment destinations, announced today results for its fourth quarter and fiscal year ended December 31, 2025

“From the very beginning, we made a commitment,” said JW Roth Founder, Chairman, and CEO of VENU “To build something that would stand the test of time, perform at the highest level, and deliver value that speaks for itself. Today, we are doing exactly that.

The numbers tell the story. Our balance sheet has grown from $83 million to over $370 million in total assets in just 24 months. An independent appraisal of our completed and in development portfolio came in at $1.24 billion on an as completed basis (1). This is a business grounded in tangible assets, measured expansion, and thoughtful capital deployment. Patient capital wins. And we are building this for the long game.

We know the market has been noisy. That is what early stages can look like for companies doing what we are doing. But here is what does not lie: steel went up in McKinney and Tulsa. Tulsa is targeted to open Fall 2026 and McKinney shortly after in Q1 2027. We opened our Sunset Hospitality Collection, the most sophisticated hospitality complex in our history. Luxe FireSuiteTM sales broke records again, and our triple net model, which barely existed at the start of 2025, already accounts for 25% of total sales. The market didn’t just respond. It leaned in.

The live entertainment industry is evolving fast, and we are positioned to capitalize with residencies, immersive experiences, and AI-driven activations. The most profitable opportunities are going to the venues built to hold all of it. Our more than music strategy is not a pivot. It is how we stay ten steps ahead.

We grew our team with people who have seen what winning looks like and chose VENU anyway. World-class artists and athletes are becoming shareholders. Municipalities are knocking. And just this week we added an executive from MSG Entertainment and Sphere, because where we are going demands that level of firepower.

2026 is already proving the point. PepsiCo signed on as our official beverage partner. Ford Amphitheater made Billboard’s 2026 Top Music Venues list. Roth’s Sea & Steak was recognized among the best wine programs in the Americas. And remember, our most recent capital raise closed during one of the most volatile market stretches in recent memory. That is conviction.

The people paying attention right now are going to look back on this moment. The venues are coming. The content is evolving. The model is proven. The market is hungry. And we are just getting to the good part.”

Financial Highlights for the Fourth Quarter and Full Year Ended December 31, 2025

●	Total assets grew to $370.5 million as of December 31, 2025, up $192.1 million or 108% from $178.4 million at December 31, 2024.

○	It is worth noting that several of our municipality developments sit at zero cost basis on our balance sheet rather than market to market value as they are contributed assets. An as-completed basis appraisal of $1.24 billion reflects a more complete picture of what this portfolio will actually be worth (1).

●	Property and equipment increased to $305.9 million as of December 31, 2025, up 123% from $137.2 million at December 31, 2024.

●	Luxe FireSuiteTM and Aikman Club sales reached $126.1 million for the full year ended December 31, 2025, representing a 62% increase over the $77.7 million generated in fiscal year 2024.

●	Luxe FireSuiteTM sales through the Company’s triple net real estate leaseback model, launched in early 2025, accounted for approximately 25% of total Luxe FireSuiteTM sales for the year, establishing the program as a rapidly emerging flagship ownership pathway.

●	Total revenue of $17.9 million for the full year ended December 31, 2025, compared to $17.8 million for the full year ended December 31, 2024.

●	The Company completed a $14 million sale leaseback of its Colorado Spring parking property in the fourth quarter of 2025 with a related party, generating a development profit of $6.6 million reflecting in the gain on sale of property in operating profits.

Operational and Strategic Highlights for Q4 2025 and the Full Year 2025:

Venue Development

●	Structural steel rose at both Sunset Amphitheater McKinney, TX (20,000-seat, in the Dallas market) and Sunset Amphitheater Broken Arrow, OK. Subsequent to year end, the 134,000 square foot canopy roof was completed at Broken Arrow, bringing the 12,500-capacity venue on track for a fall 2026 opening, with shows expected to go on sale within the next six to eight weeks.

●	Entered into a letter of intent to develop a multi-season entertainment destination planned for Webster, Texas in the Greater Houston MSA, marking VENU’s entry into one of the nation’s largest and fastest-growing markets.

●	Announced a planned expansion to Centennial, Colorado with a new property acquisition, bringing VENU’s indoor venue brand to the Denver metro market. The first brand in VENU’s portfolio to feature an indoor Luxe FireSuiteTM model. Later, closing on the property in February of 2026 and expecting construction to begin in the coming months.

●	Finalized land acquisition and launched Luxe FireSuiteTM sales for the 12,500 seat Sunset Amphitheater El Paso, TX, backed by an expanded public private partnership with the City of El Paso. The City Council approved an expanded agreement, and the official groundbreaking ceremony was held in November 2025.

Content & Experience Innovation

●	Launched an omni content strategy across VENU’s venue portfolio, intending to expand programming beyond traditional concerts to include residencies, AI productions, high end tribute experiences, theatrical productions, and original in- house shows designed to drive year-round venue utilization and fan engagement.

●	Opened the Sunset Hospitality Collection at the Colorado Springs campus in November 2025, anchored by Roth’s Sea & Steak, Brohan’s cocktail lounge, and four luxury private event spaces, representing the Company’s largest and most premium year-round hospitality destination to date.

●	Selected Tixr as the official ticketing and integrated commerce partner across four of VENU’s premium indoor music halls, backed by a capital commitment from Tixr into VENU, bringing a modern unified platform that elevates the fan experience from purchase to arrival.

●	Formed an industry alliance with Billboard, co-launching the inaugural ‘Disruptor Award’ at the Billboard Live Music Summit in Los Angeles, with the debut honor presented to Khalid by J.W. Roth and later awarding to PlaqueBoy Max in January of 2026 at Billboard’s Power 100 during the biggest week in music.

Luxe FireSuiteTM & Capital Innovation

●	Delivered full year Luxe FireSuiteTM and Aikman Club sales of $126.1 million, establishing a new annual record and reflecting 62% growth over 2024’s record setting $77.7 million.

○	Posted $17.1 million in March of 2025 Luxe FireSuiteTM sales alone, a single month record at the time, followed by $23 million in sales over a record breaking 60-day window later in the year.

●	The triple net real estate leaseback structure, introduced in mid-2025, surpassed early forecasts and accounted for approximately 25% of annual Luxe FireSuiteTM sales. Demand moved so fast we launched a dedicated national campaign to meet it, all while retaining premium ticket inventory for ongoing revenue generation.

●	Completed a $30 million public offering in August 2025.

Team & Leadership

●	Expanded the executive team in 2025 with the additions of Vic Sutter as EVP of Operations and Tommy Ginoza to lead live entertainment programming, while promoting Terri Liebler to President of Growth and Strategy. Subsequent to year end, Vic Sutter was promoted to Chief Operating Officer and Will Hodgson was elevated to President of VENU.

●	Rounding out its executive bench in early 2026, VENU added Sarah Rothschild as Senior Vice President of Strategic Finance and Investor Relations whose career spans MSG Entertainment and Sphere, two of the most recognized names in premium live entertainment.

●	J.W. Roth was accepted into the Forbes Business Council, joined Newsmax, Bloomberg TV, Schwab Network, and Cheddar for live national interviews, was named to Billboard’s 2025 Touring Power Players List, and received his second consecutive VenuesNow All Stars designation.

Market Recognition & Brand

●	Rang the NYSE Opening Bell in January 2025, celebrating VENU’s fan founded, fan owned mission on the national stage.

●	Welcomed global artists Niall Horan and Dierks Bentley as VENU shareholders and founding advisory council members, validation from the artist community of VENU’s model and vision.

●	Formed a three-year industry alliance with Billboard, the global music authority, co-launching the inaugural ‘Disruptor Award’ to celebrate artists and innovators pushing the music industry forward

●	Aramark Sports + Entertainment, which first partnered with VENU in June 2025 with an equity investment, expanded the relationship in early 2026 to cover five of our premium venues and made an additional equity investment, a powerful signal of continued conviction in our growth.

●	Partnered with Boston Common Golf, the star-studded TGL team featuring Rory McIlroy, Keegan Bradley, Adam Scott, and Hideki Matsuyama, uniting two brands built around next generation fan engagement and immersive entertainment experiences.

●	In 2025, the VENU story has been covered by some of the most respected names in business and entertainment media, with features in Billboard, Bloomberg, Newsmax, Cheddar, Pollstar, 5280 Magazine, and more. J.W. Roth was featured on the cover of Pollstar Magazine and profiled in 5280 Magazine.

Subsequent Events: January through March 2026

●	Closed an $86.25 million capital raise in March 2026, significantly strengthening the Company’s balance sheet, reinforcing its minimal debt strategy, and fueling national expansion. The raise was completed during a period of significant broader market volatility, reflecting strong institutional and retail investor conviction in VENU’s long term growth strategy.

●	Named PepsiCo as the Official Beverage Partner of VENU’s Sunset Amphitheater portfolio in March 2026, with additional venues to follow as VENU expands nationwide.

●	Ford Amphitheater was named to Billboard’s 2026 Top Music Venues List, recognized as the Top West Coast Amphitheater alongside Sphere in Las Vegas, O2 Arena in London, and Allegiant Stadium, a powerful validation of VENU’s premium venue standard heading into a strong 2026 concert season.

●	Roth’s Sea & Steak was recognized among the best wine programs in the Americas, receiving a Silver Star in the Best Newcomer category and a Bronze Star in the Best Medium Sized List category at the Star Wine List of the Year 2026 International Open, further establishing the Sunset Hospitality Collection as a world-class dining destination.

●	Aligned with Dimensional Innovations, the experiential design firm behind Intuit Dome and Mercedes Benz Stadium, further elevating the premium design standard across VENU’s venue portfolio.

Conference Call Details

Tuesday, March 31, 2026, at 4:30 p.m. Eastern Time

USA/Canada Toll-Free Dial-In Number:	(800) 715-9871

International Toll Dial-In Number:	+1 (646) 307-1963

Conference ID: 9521412

Conference Call Replay - available through March 31, 2027, at https://investors.venu.live

Source: Venu Holding Corporation

About Venu Holding Corporation

Venu Holding Corporation (“VENU”) (NYSE American: VENU) is a premier owner, developer, and operator of luxury, experience-driven entertainment destinations. Founded by Colorado Springs entrepreneur J.W. Roth, VENU has a portfolio of premium brands that includes Ford Amphitheater, Sunset Amphitheaters, Phil Long Music Hall, The Hall at Bourbon Brothers, Bourbon Brothers Smokehouse and Tavern, Aikman Owners Clubs, and Roth’s Sea & Steak. With venues operating and in development across Colorado, Georgia, Oklahoma, and Texas and a nationwide expansion underway, VENU is setting a new standard for live entertainment.

VENU has been recognized nationally by The Wall Street Journal, The New York Times, Billboard, VenuesNow, and Variety for its innovative and disruptive approach to live entertainment. Through strategic partnerships with industry leaders such as AEG Presents, NFL Hall of Famer and Founder of EIGHT Elite Light Beer, Troy Aikman, Aramark Sports + Entertainment, Tixr, Niall Horan, and Dierks Bentley. VENU continues to shape the future of the entertainment landscape. For more information, visit VENU’s website, Instagram, LinkedIn, or X.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Venu believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. Venu expressly disclaims any obligation to update or alter statements whether because of new information, future events or otherwise, except as required by law.

(1) Appraisal Disclosures

These appraisals used the cost basis, income, and comparable sales approaches to valuation and, after reconciliation, came to the appraised values of the properties. These approaches to valuation are commonly used approaches to value for appraisal of commercial properties, as opposed to assigning a valuation on the properties based solely on the cost basis of the properties. The total appraisal for the Colorado Springs campus includes a 5.5-acre parking lot that was later sold through a sale-leaseback transaction in November 2025 for $14 million. At the time of the original appraisal, that parcel was valued at $9.2 million. It is important to understand that the appraisal of VENU’s properties takes into account, among other factors, the valuation of the Company’s real estate and developments at a specific point in time, and the appraised value is subject to (and likely to) change at any time, whether it increases or decreases, and such changes could be caused by macro and micro factors over which we have no control. The appraisal of the property portfolio is only an estimate of its value as to the date of the appraisal and based only on the specific appraisal methodologies and should not be relied upon as a measure of its realized value or the value at which any property could be sold to a third party. Other appraisal methodologies may yield materially different appraised value. Furthermore, the appraised value of the properties differs from the values assigned to it under generally accepted accounting principles in the United Stated (“GAAP”), which require the values of the properties to be valued at their cost basis for financial presentation purposes, and therefore the appraised values represent an unaudited measure that may not represent fair value, as defined under GAAP, and such values and appraisals are not, and will not be, subject to audit or other review procedures by our outside independent accountants.

The opinions expressed in the appraisal are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, interest rates, capitalization rates, the financial strength of the live-music and entertainment industries, and the behavior of event attendees, investors, lenders, and municipalities. The Company reviews each appraisal of its properties to confirm that the information provided to the appraiser is accurately reflected in the appraisal, but it does not validate the methodologies, inputs, and professional judgment utilized by the certified appraiser.

Contacts

VENU Media and Investor Relations
Chloe Polhamus, cpolhamus@venu.live

VENU HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in US Dollars)

	As of
	December 31,	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$41,306,358	$37,969,454
Inventories	474,467	225,283
Prepaid expenses and other current assets	2,546,523	850,951
Total current assets	44,327,348	39,045,688
Other assets
Property and equipment, net	305,947,277	137,215,936
Intangible assets, net	144,558	211,276
Operating lease right-of-use assets, net	17,397,009	1,351,600
Investment in EIGHT Brewing	1,999,999	-
Investment in related parties	555,262	550,000
Security and other deposits	183,582	43,015
Total other assets	326,227,687	139,371,827
Total assets	$370,555,035	$178,417,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$25,129,485	$7,283,033
Accrued expenses	27,847,751	3,556,819
Accrued payroll and payroll taxes	577,360	262,387
Deferred revenue	1,542,564	1,528,159
Current portion of convertible debt	-	9,433,313
Current portion of operating lease liabilities	605,261	364,244
Current portion licensing liability	223,333	-
Current portion NNN firesuite liability	1,026,300	-
Current portion of long-term debt	400,108	2,101,501
Total current liabilities	57,352,162	24,529,456

Long-term portion of operating lease liabilities	16,886,027	1,020,604
Long-term licensing liability and other liabilities	8,951,600	7,950,000
Long-term convertible debt	1,907,530	-
Long-term NNN firesuite liability	30,038,214	-
Long-term debt, net of current portion	56,568,151	14,100,217
Total liabilities	$171,703,684	$47,600,277
Commitments and contingencies - See Note 16
Mezzanine Equity
Contingently Redeemable Convertible Cumulative Series B Preferred Stock, $0.001 par - 1,342 authorized, 675 issued and outstanding at December 31, 2025 and 0 authorized, issued and outstanding at December 31, 2024	$10,125,000	$-
Stockholders’ Equity
Common stock, $0.001 par - 144,000,000 authorized, 42,860,764 issued and outstanding at December 31, 2025 and 37,471,465 issued and outstanding at December 31, 2024	42,961	37,472
Class B common stock, $0.001 par - 1,000,000 authorized, 304,990 issued and outstanding at December 31, 2025 and 379,990 issued and outstanding at December 31, 2024	304	379
Additional paid-in capital	222,052,687	144,546,368
Accumulated deficit	(91,454,930)	(47,361,208)
	$130,641,022	$97,223,011
Treasury Stock, at cost - 752,435 shares at December 31, 2025 and 276,245 shares at December 31, 2024	(7,899,600)	(1,500,076)
Total Venu Holding Corporation and subsidiaries equity	$122,741,422	$95,722,935
Non-controlling interest	65,984,929	35,094,303
Total stockholders’ equity	$188,726,351	$130,817,238
Total liabilities and stockholders’ equity	$370,555,035	$178,417,515

VENU HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in US Dollars)

	For the years ended
	December 31,
	2025	2024
Revenues
Restaurant including food and beverage revenue, net	$9,773,696	$10,828,972
Event center ticket and fees revenue, net	6,045,286	4,648,478
Rental and sponsorship revenue, net	2,078,064	2,356,933
Total revenues, net	$17,897,046	$17,834,383
Operating costs
Food and beverage	2,379,204	2,409,133
Event center	3,575,159	2,554,606
Labor	4,658,088	4,383,505
Rent	1,838,238	1,361,787
General and administrative	36,954,414	18,832,115
Equity compensation	15,345,687	12,015,133
Depreciation and amortization	6,177,692	3,656,229
Total operating costs	$70,928,482	$45,212,508

Gain on sale of property ($6,608,315 gain from related party transaction)	6,896,983	-

Loss from operations	$(46,134,453)	$(27,378,125)

Other income (expense), net
Interest expense, net	(4,582,602)	(3,201,230)
Other expense	(199,168)	(2,500,006)
Other income	135,000	130,387
Total other income (expense), net	(4,646,770)	(5,570,849)

Net loss	$(50,781,223)	$(32,948,974)

Net loss attributable to non-controlling interests	(6,687,501)	(2,609,219)
Net loss attributable to Venu	(44,093,722)	(30,339,755)
Preferred stock dividend	223,875	-
Net loss attributable to common stockholders	$(44,317,597)	$(30,339,755)

Weighted average number of shares of Class B common stock, outstanding, basic and diluted	363,552	724,629
Basic and diluted net loss per share of Class B common stock	$(1.10)	$(0.86)

Weighted average number of shares of Class C common stock, outstanding, basic and diluted	-	6,758,034
Basic and diluted net loss per share of Class C common stock	$-	$(0.86)

Weighted average number of shares of Class D common stock, outstanding, basic and diluted	-	16,319,014
Basic and diluted net loss per share of Class D common stock	$-	$(0.86)

Weighted average number of shares of Common stock, outstanding, basic and diluted	39,981,214	11,642,944
Basic and diluted net loss per share of Common stock	$(1.10)	$(0.86)

VENU HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in US Dollars)

	For the years ended December 31,
	2025	2024
Net loss	$(50,781,223)	$(32,948,974)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on sale of property ($6,608,315 gain from related party transaction)	(6,896,983)	-
Equity issued for interest on debt	1,168,304	766,920
Equity based compensation	15,067,787	12,015,133
Equity issued for services	277,900	-
Amortization of debt discount	916,681	2,917,989
Noncash lease expense	532,187	498,808
Depreciation and amortization	6,177,692	3,656,229
Noncash financing expense	-	2,500,000
Project abandonment loss	-	668,403
Noncash interest and debt discount	275,514	-
Changes in operating assets and liabilities:
Inventories	(249,184)	(39,537)
Prepaid expenses and other current assets	(1,695,572)	(641,736)
Security and other deposits	(140,567)	332,889
Accounts payable	17,846,452	4,694,025
Accrued expenses	24,067,057	2,858,450
Accrued payroll and payroll taxes	314,973	(69,070)
Deferred revenue	14,405	764,078
Operating lease liabilities	(471,156)	(465,890)
Licensing liability	1,224,933	6,250,000
Net cash provided by operating activities	7,649,200	3,757,717
Cash flows from investing activities
Purchase of property and equipment	(141,655,251)	(72,483,650)
Investment in EIGHT Brewing	(1,999,999)	-
Investment in related party	(5,262)	-
Proceeds from sale of 13141 BP	2,627,990	-
Proceeds from gain on sale of property - related party	7,600,000	-
Net cash acquired from acquisition of 13141 BP	-	74,085
Net cash used in investing activities	(133,432,522)	(72,409,565)
Cash flows from financing activities
Receipt of convertible promissory note	18,000,000	-
Receipt of short-term promissory note	-	(10,000)
Proceeds from NNN firesuite liability	30,789,000	-
Proceeds from municipality promissory note	-	6,200,000
Proceeds from issuance of Contingently Redeemable Convertible Cumulative Series B Preferred Stock	10,125,000	-
Proceeds from issuance of shares	33,074,101	31,960,250
IPO issued	-	12,654,100
Proceeds from exercise of warrants	345,100	52
Proceeds from sale of non-controlling interest equity	42,046,443	38,463,367
Acquisition of treasury stock	-	(1,500,000)
Principal payments on long-term debt	(382,750)	(313,136)
Payment of promissory note	(2,000,000)	-
Payment for personal guarantee on convertible debt	-	(100,000)
Distributions to non-controlling shareholders	(2,876,668)	(934,435)
Net cash provided by financing activities	129,120,226	86,420,198
Net increase in cash and cash equivalents	3,336,904	17,768,350
Cash and cash equivalents, beginning	37,969,454	20,201,104
Cash and cash equivalents, ending	$41,306,358	$37,969,454
Supplemental disclosure of non-cash operating, investing and financing activities:
Cash paid for interest	$621,391	$406,483
Cash paid for income taxes	$-	$-
Property acquired via promissory note	$42,918,071	$-
Right-of-Use Assets obtained in exchange for operating lease liabilities	$16,498,944	$471,476
Conversion of convertible debt and interest to common equity	$25,000,318	$-
Debt discounts - warrants	$1,210,926	$3,000,140
Accrued preferred stock dividends	$223,875	$-
Acquisition of treasury stock from sale of property - related party	$6,400,000	$-
Property acquired via convertible debt	$-	$10,000,000
Property acquired via short-term promissory note	$-	$2,000,000
Land returned in exchange for termination of promissory note payable	$-	$3,267,000
Debt discount - suite granted to lender	$-	$200,000
Equity issued for origination fee	$-	$100,000